Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Application for Conversion on Form AC of K-Fed Mutual Holding Company filed with the Office of Thrift Supervision and in the Registration Statement on Form S-1 for Kaiser Federal Financial Group, Inc. filed with the Securities and Exchange Commission, of our report dated September 8, 2009 on the consolidated financial statements of K-Fed Bancorp as of June 30, 2009 and 2008 and for each of the three years in the period ended June 30, 2009 and on the effectiveness of internal control over financial reporting of K-Fed Bancorp as of June 30, 2009 appearing in the prospectus which is part of the Application and Registration Statement.

We also consent to the reference to our firm under the headings “Experts” in the Registration Statement on Form S-1 and Form AC.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
May 26, 2010